Exhibit 5






                              April 11, 1996



Talley Industries, Inc.
2702 North 44th Street
Phoenix, Arizona  85008

     Re:  Registration Statement on
               Form S-8/1996 Non-Employee Director Stock Plan

Ladies and Gentlemen:

     We have represented Talley Industries, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about April 15, 1996 with respect to the registration of 200,000 shares of Common Stock, $1 par value, of the company (the "Shares") which may be issued pursuant to the 1996 Non-Employee Director Stock Plan of the Company to certain directors of the Company (the "Plan"). We have reviewed such records and documents as we considered necessary or appropriate for purposes of this opinion, and we have reviewed with various officers of the Company certain information relevant for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that when issued pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                         OSBORN MALEDON, a Professional
Association


                         By:       William Hardin
                                   -------------------
                                   William Hardin